Exhibit 10.3

Option No.:

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

2014 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

COVER SHEET

New Hampshire Thrift Bancshares, Inc., a Delaware corporation (the “Company”), hereby grants an option (the “Option”) to purchase shares of its common stock, $0.01 par value per share (the “Shares”), to the Recipient named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attached Non-Qualified Stock Option Agreement (collectively, the “Agreement”) and in the Company’s 2014 Stock Incentive Plan (as amended from time to time, the “Plan”).

Recipient’s Name:

Grant Date:

Number of Shares Covered by the Option:

Exercise Price per Share: $ .

Earliest Exercise Date:

Vesting Start Date:

Vesting Schedule:	So long as you continue in Service on each applicable Vesting Date, twenty percent (20%) of the Shares covered by the Option on each of the first (1st), second (2nd), third (3rd), fourth (4th), and fifth (5th) anniversaries of the Vesting Start Date

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Recipient:		Date:
(Signature)

Company:		Date:
(Signature)

Name:

Title:

Attachment

This is not a share certificate or a negotiable instrument.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

2014 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option	This Agreement evidences an award of an Option exercisable for that number of Shares set forth on the cover sheet of this Agreement and subject to the vesting and other conditions set forth in this Agreement and in the Plan. This Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

Vesting

This Option is exercisable only after the Earliest Exercise Date, as set forth on the cover sheet, and before the expiration of the Exercise Period and then only with respect to the vested portion of the Option.

The Option will vest in accordance with the vesting schedule shown on the cover sheet, so long as you continue in Service on each applicable Vesting Date set forth on the cover sheet.

Except as provided under “Death” or “Disability” below, no additional Shares will vest after your Service has terminated for any reason.

Term

Notwithstanding anything in this Agreement to the contrary, your Option will expire in any event at the close of business at Company headquarters on the tenth (10th) anniversary of the Grant Date, as shown on the cover sheet. Your Option will expire earlier if your Service terminates, as described below, or may expire earlier if a Change in Control occurs.

If, on the date your Option is otherwise scheduled to expire, you may not then exercise the Option or sell Shares on a national or regional securities exchange or on a national securities market without violating applicable federal, state, or local securities laws or the terms of a securities trading blackout, the date on which your Option will terminate will be extended to the earliest to occur of: (A) the tenth (10th) anniversary of the Grant Date; (B) ninety (90) days after the last day of the securities trading blackout; or (C) any later date determined under the Plan.

Regular Termination	If your Service terminates for any reason other than death, Disability, or a discharge that is not a Termination for Cause, you will immediately forfeit all rights to your Option, and the Option will immediately expire. You will be prohibited from exercising the Option from and after the time of such termination of Service.

Termination for Cause	If your Service terminates due to a discharge that is a Termination for Cause, you will immediately forfeit all rights to your Option, and the Option will immediately expire. You will be prohibited from exercising the Option from and after the time of such termination of Service.

Death	If your Service terminates because of your death, then (i) the Earliest Exercise Date will be accelerated to your date of death, provided you remained in continuous Service from the Grant Date to your date of death; (ii) your Option will become vested as to any Shares otherwise scheduled to vest during the six (6)-month period that begins on your date of death; and (iii) your Option will expire at the close of business at Company headquarters on the last day of the one (1)-year period that begins on your date of death. During that one (1)-year period, your Beneficiary, estate, or heirs may exercise your Option.

You may designate a Beneficiary to receive the Option to the extent it may be exercised after your death. Such designation (and any change or revocation of such designation) must be made in writing in the form and manner prescribed by the Committee.

Disability	If your Service terminates because of your Disability, then (i) the Earliest Exercise Date will be accelerated to your termination of Service, provided you remained in continuous Service from the Grant Date to your termination of Service; (ii) your Option will become vested as to any Shares otherwise scheduled to vest during the six (6)-month period that begins on your termination of Service; and (iii) your Option will expire at the close of business at Company headquarters on the last day of the one (1)-year period that begins on your termination of Service.

Discharge that is Not a Termination for Cause	If your Service terminates due to a discharge that is not a Termination for Cause, then your Option will expire at the close of business at Company headquarters on the last day of the three (3)-month period beginning on your termination of Service.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company, a Parent, or a Subsidiary in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating ninety (90) days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Committee determines, in its sole discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan.

Forfeiture of Option

If your Service terminates prior to the Earliest Exercise Date, as set forth on the cover sheet, you will automatically forfeit the Option without consideration.

Unless the termination of your Service triggers accelerated vesting or other treatment of your Option pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company, a Parent, or a Subsidiary and you, you will automatically forfeit to the Company those portions of the Option that have not yet vested in the event your Service terminates for any reason.

Change in Control	Notwithstanding anything in this Agreement to the contrary but subject to Section 8.3(b) of the Plan, if your Option is outstanding under the Plan on the date on which a Change in Control occurs, your Option will fully vest and become exercisable on such date.

If a Change in Control occurs while your Option is outstanding and on or before its scheduled expiration date, then the expiration of the Exercise Period will be extended to the earliest to occur of: (A) tenth (10th) anniversary of the Grant Date; (B) the third (3rd) anniversary of the date of the Change in Control; or (C) any later date determined under the Plan.

If a Change in Control occurs while your Option is outstanding and on or before the Earliest Exercise Date, then solely for the purpose of measuring the Exercise Period (but not for purposes of vesting), you will be deemed to continue in Service through the applicable Earliest Exercise Date, and the expiration of the Exercise Period will be extended to the earliest to occur of: (A) the tenth (10th) anniversary of the Grant Date; (B) the third (3rd) anniversary of the date of the Change in Control; (C) ninety (90) days after the Earliest Exercise Date; or (D) any later date determined under the Plan.

Notice of Exercise

At any time on or after the Earliest Exercise Date and before the expiration of the Exercise Period, the Option may be exercised, in whole or in part, to purchase a whole number of vested Shares of not less than one hundred (100) Shares, unless the number of vested Shares purchased is the total number available for purchase under the Option, by (1) giving written notice to the Committee, in such form and manner as the Committee may prescribe, of your intent to exercise and (2) delivering to the Committee full payment for the Shares as to which the Option is to be exercised.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you exercise your Option, you must include payment of the Exercise Price indicated on the cover sheet for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•     Cash (by certified or bank check or such other instrument as the Company may accept);

•     Shares that are owned by you and that are surrendered to the Company, where the Fair Market Value of such Shares as of the effective date of the Option exercise will be applied to the Exercise Price; or

•     If permitted by the Committee, by delivery (on a form prescribed by the Company) of irrevocable instructions to a licensed broker acceptable to the Company to sell Shares for which the Option is being exercised and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and any withholding taxes.

Evidence of Issuance	Upon the exercise of this Option, the Committee will evidence the ownership of the Shares issued pursuant to the Option by the issuance of one or more share certificates.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Shares acquired under this Option. In the event that your employer determines that any federal, state, local, or foreign tax or withholding payment is required relating to this grant, your employer will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company, a Parent, or a Subsidiary, or (iii) withhold the delivery of, or sell without notice, vested Shares otherwise deliverable upon exercise of this Option in an amount equal to the minimum required withholding or other taxes due.

If you notify the Company prior to the Option exercise or sale of Shares acquired under this Option, you may direct the Company to satisfy the minimum required federal, state, local, or foreign tax or withholding payment by reducing the number of Shares subject to the Option (without issuance of such Shares to you) by a number equal to the quotient of (a) the total minimum required withholding or other taxes due, divided by (b) the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price per Share.

Transfer of Option

The Option is not transferable, except that (1) you may transfer the Option to your Family Members during your lifetime; and (2) you may transfer your the Option at your death to a Beneficiary or by will or by the laws of descent and distribution.

Any permitted transfer to Family Members will be effected by written notice to the Company given in such form and manner as the Committee may prescribe and will be recognized only if such notice is received by the Company prior to your death. Thereafter, the Permitted Transferee will have, with respect to the Option, all of the rights, privileges, and obligations which would attach hereunder to you, except the right to transfer the Option to Family Members. If a privilege of the Option depends on your life, Service, employment, or other status, such privilege of the Option for the Permitted Transferee will continue to depend on your life, Service, employment, or other status.

Retention Rights	This Agreement and the grant evidenced by this Agreement do not give you the right to be retained or employed by the Company or any Parent or Subsidiary in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Parent or Subsidiary and you, the Company and any Parent or Subsidiary reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights	You, your Beneficiary, your estate, or your heirs will have no dividend, voting, or other stockholder rights with respect to any Shares issuable pursuant to the Option until the Shares subject hereto are transferred to you on the stock transfer records of the Company, and no adjustments will be made for any dividends or other rights for which the record date is prior to the date as of which such transfer is effected.

Forfeiture of Rights	If you should take actions in violation or breach of or in conflict with (i) any non-competition agreement, (ii) any agreement prohibiting solicitation of employees or clients of the Company or any Parent or Subsidiary, or (iii) any confidentiality obligation with respect to the Company or any Parent or Subsidiary, the Company has the right to cause an immediate forfeiture of the gain, if any, you have realized under this Agreement and your rights to this Option, and the Option will immediately expire.

Clawback	This Option is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i) any Company “clawback” or recoupment policy or (ii) any law, rule, or regulation that requires the repayment by you to the Company of compensation paid by the Company or any Parent or Subsidiary to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or law, rule, or regulation.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you will reimburse the Company the amount of any payment in settlement of this Option earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of New Hampshire, without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.

The Plan

The text of the Plan is incorporated into the Agreement by reference.

Certain capitalized terms used in the Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments, or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, and/or severance agreement between you and the Company or any Parent or Subsidiary will supersede this Agreement with respect to its subject matter.

Data Privacy

To administer the Plan, the Company or any Parent or Subsidiary may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company or any Parent or Subsidiary to process any such personal data.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Option grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Human Resources Department to request paper copies of these documents.

Code Section 409A	The Option is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, a Parent, a Subsidiary, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A and neither the Company, a Parent, a Subsidiary, the Board, nor the Committee will have any liability to you for such tax or penalty.

By signing the Agreement, you agree to all of the terms and conditions described above and in the Plan.